Registration No. 56682
GOVERNEMENT OF BERMUDA
Registrar of Companies
The Companies Act 1961
CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL
THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital at
Kestra medical Technologies Ltd
was delivered to the Registrar of Companies on the 26th day of February 2025 in accodance with section 45(3) of the Companies Act 1981 (the “Act”)
Kenneth Joaquin
Registrar of Companies
26th day of February 2025

Exhibit 3.2